Exhibit 99.1

Gopher Protocol Inc. and Partner Commence Development, Issue Statement of Work and Complete FCC Survey for Guardian Global Tracking Device

Guardian Patch can be affixed to any object, mobile or static, in order to track its location anywhere on earth

San Diego, California, April 4, 2016 – Gopher Protocol Inc. (OTC: GOPH) (“Gopher” and the "Company”), a development-stage Company developing a real-time, heuristic based, mobile technology, and its partner, Guardian Patch, LLC, announced that, in connection with the GopherInsight™ licensed technology, they have completed the Statement Of Work (SOW) for the FCC survey to deploy their Guardian Global Tracking Device within the continental U.S. and that they have also completed their transmitters/transceivers modules feasibility research.

Guardian Patch is an electronic circuit including a proprietary microchip technology that is within a sticky patch package. Guardian Patch can be affixed to any object, mobile or static, in order to track its location anywhere on earth.

Because the Guardian tracking system uses in part a synthetic radio frequency transmission for data, it is required to comply with various Federal Communications Commission (FCC) regulations relevant to the system, which the Company is complying with.

The Guardian Patch electronic circuit communicates with other similar working patches via a separate, secured, and private network. Upon affixing Guardian Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device’s geographical location worldwide in preset time intervals. Guardian Patch works in conjunction with a software application to provide tracking function operations via map and on-Earth coordinates. The system includes its own power source. Guardian Patch will also perform an emergency feature! Users will be able to register the Patch ID on mobile apps of selected relatives and friends. In the event of an emergency situation, one would simply peel Guardian Patch off. Upon removing Guardian Patch, it operates in a constant transmission mode, sending emergency signals. Guardian Patch also alerts the user's friends and family about the user's location. No GPS or conventional network is needed.

The transmitters/transceivers modules feasibility research yielded a determination that the design and implementation of the Guardian Patch system and the carrier frequency selection comply with FCC regulations . The carrier frequency selection was achieved through the licensing of a certain frequency band providing an optimal performance. A set of working frequencies were evaluated considering performance, power consumption aspects, interference avoidance and FCC compliances.

The FCC regulates the limits of potential harmful interference to licensed transmitters due to low power unlicensed transmitters. The Guardian Patch system consists of advanced security protocols in order to maintain the global, private, fully-secured network. In addition, the Guardian Patch device needs to perform communication tasks across the globe providing breakthrough tracking features. Utilizing their robust intellectual property portfolio and experienced personnel, the Company and its partner, Guardian Patch, LLC (collectively, "GPLLC") , successfully completed thorough research which involved security, performance and FCC regulations compliance. Based on this research a set of particular frequencies were chosen to be used by the GPLLC.

To view Guardian Patch's technical features, download the following link: http://www.gatpatch.com/docs/Guardian-3-3-2016.pdf

A new consumer and product website was launched last week at http://www.guardianpatch.com/. The product will be presented for pre-sale, utilizing social media on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. (“Gopher” and the "Company") (OTC: GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology, per license agreement it holds. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336